PROSPECTUS SUPPLEMENT NO. 4 (TO PROSPECTUS DATED NOVEMBER 7, 2005)	FILED PURSUANT TO RULE 424(b)(3) and (c) FILE NO. 333-125276
$300,000,000

3.25% Convertible Senior Notes due 2025
          This prospectus supplement relates to the resale by the holders of the 3.25% Convertible Senior Notes due 2025 of Helix Energy Solutions Group, Inc. (formerly known as Cal Dive International, Inc.) and the shares of common stock issuable upon conversion of the notes.
          This prospectus supplement supplements and should be read in conjunction with the prospectus dated November 7, 2005 and supersedes the prospectus supplements dated December 16, 2005, January 6, 2006 and February 10, 2006. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all amendments and supplements thereto which have not been otherwise superseded. The terms of the notes are set forth in the prospectus.
          The information in the prospectus appearing in the table under the heading “Selling Security Holders” is hereby modified and restated as set forth in the table below. The information below was furnished to us by the selling security holders listed below on or before June 12, 2006.

						Number of
				Number of	Number of	Shares of
				Shares of	Shares of	Common
	Amount of	Percentage of	Amount of	Common	Common	Stock Upon
	Notes	Notes	Notes To	Stock	Stock That	Completion
	Beneficially	Beneficially	Be Sold ($)	Beneficially	May Be	of Offering
Selling Security Holder	Owned ($)	Owned	(1)	Owned (2)(3)	Sold (1)(3)	(1)
1976 Distribution Trust FBO A.R	4,000	*	4,000	124	124	0
2000 Revocable Trust FBO Lauder/Zinter Hofer	4,000	*	4,000	124	124	0
Advent Convertible Master (Cayman)	7,904,000	2.63	7,904,000	245,972	245,972	0
Alcon Laboratories(4)	274,000	*	274,000	8,526	8,526	0
Aloha Airlines Non- Pilots Pension Trust	35,000	*	35,000	1,089	1,089	0
Aloha Pilots Retirement Trust	20,000	*	20,000	622	622	0
Argent Classic Convertible Arbitrage Fund L.P.	190,000	*	190,000	5,912	5,912	0
Argent Classic Convertible Arbitrage Fund II, L.P.	110,000	*	110,000	3,423	3,423	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	1,590,000	*	1,590,000	49,480	49,480	0

						Number of
				Number of	Number of	Shares of
				Shares of	Shares of	Common
	Amount of	Percentage of	Amount of	Common	Common	Stock Upon
	Notes	Notes	Notes To	Stock	Stock That	Completion
	Beneficially	Beneficially	Be Sold ($)	Beneficially	May Be	of Offering
Selling Security Holder	Owned ($)	Owned	(1)	Owned (2)(3)	Sold (1)(3)	(1)
Argent LowLev Convertible Arbitrage Fund, LLC	260,000	*	260,000	8,091	8,091	0
Argent LowLev Convertible Arbitrage Fund II, LLC	30,000	*	30,000	933	933	0
Argent LowLev Convertible Arbitrage Fund Ltd.	2,290,000	*	2,290,000	71,264	71,264	0
Arlington County Employees Retirement System(4)	578,000	*	578,000	17,987	17,987	0
Aristeia International Limited	13,440,000	4.48	13,440,000	418,252	418,252	0
Aristeia Partners LP	2,600,000	*	2,600,000	80,912	80,912	0
Arkansas PERS	680,000	*	680,000	21,161	21,161	0
Asante Health Systems(4)	90,000	*	90,000	2,800	2,800	0
Astrazeneca Holdings Pension	200,000	*	200,000	6,224	6,224	0
Black Diamond Offshore Ltd.	923,000	*	923,000	28,723	28,723	0
Boilermakers Blacksmith Pension Trust	900,000	*	900,000	28,008	28,008	0
British Virgin Islands Social Security Board(4)	80,000	*	80,000	2,489	2,489	0
C&H Sugar Company, Inc.	45,000	*	45,000	1,400	1,400	0
CIBC World Markets(5)	500,000	*	500,000	15,560	15,560	0
CNH CA Master Account, L.P.	24,000,000	8.00	24,000,000	746,880	746,880	0
CALAMOS® Convertible and High Income Fund	9,000,000	3.00	9,000,000	280,080	280,080	0
CALAMOS® Convertible Opportunities and Income Fund	7,500,000	2.50	7,500,000	233,400	233,400	0
CALAMOS® Global Growth & Income Fund — CALAMOS® Investment Trust	1,600,000	*	1,600,000	49,792	49,792	0
CALAMOS® Growth & Income Fund — CALAMOS® Investment Trust	24,235,000	8.08	24,235,000	754,193	754,193	0
CALAMOS® Growth & Income Portfolio — CALAMOS® Advisors Trust	165,000	*	165,000	5,134	5,134	0
CALAMOS® High Yield Fund — CALAMOS® Investment Trust	3,000,000	1.00	3,000,000	93,360	93,360	0

						Number of
				Number of	Number of	Shares of
				Shares of	Shares of	Common
	Amount of	Percentage of	Amount of	Common	Common	Stock Upon
	Notes	Notes	Notes To	Stock	Stock That	Completion
	Beneficially	Beneficially	Be Sold ($)	Beneficially	May Be	of Offering
Selling Security Holder	Owned ($)	Owned	(1)	Owned (2)(3)	Sold (1)(3)	(1)
Calamos® Strategic Total Return Fund	10,500,000	3.50	10,500,000	326,760	326,760	0
CBARB, a segregated account of Geode Capital Master Fund, Ltd.	2,000,000	*	2,000,000	62,240	62,240	0
Chrysler Corporation Master Retirement Trust(4)	1,870,000	*	1,870,000	58,194	58,194	0
Citadel Equity Fund Ltd.(4)	27,750,000	9.25	27,750,000	863,580	863,580	0
City and County of San Francisco Retirement System	966,000	*	966,000	30,061	30,061	0
City University of New York(4)	91,000	*	91,000	2,831	2,831	0
Class C Trading Company, Ltd.	210,000	*	210,000	6,535	6,535	0
Credit Suisse First Boston LLC(5)	1,000,000	*	1,000,000	31,120	31,120	0
Delaware PERS	390,000	*	390,000	12,136	12,136	0
Delaware Public Employees Retirement System(4)	786,000	*	786,000	24,460	24,460	0
Delta Airlines Master Trust	195,000	*	195,000	6,068	6,068	0
Delta Air Lines Master Trust — CV(4)	320,000	*	320,000	9,958	9,958	0
Delta Pilots Disability & Survivorship Trust — CV(4)	185,000	*	185,000	5,757	5,757	0
Deutsche Bank Securities Inc.(5)	45,000	*	45,000	1,400	1,400	0
Double Black Diamond Offshore LDC	5,441,000	1.81	5,441,000	169,323	169,323	0
Drawbridge Global Macro Master Fund Ltd.	3,000,000	1.00	3,000,000	93,360	93,360	0
Duke Endowment	180,000	*	180,000	5,601	5,601	0
F.M. Kirby Foundation, Inc.(4)	275,000	*	275,000	8,558	8,558	0
Family Service Life Insurance Co.(4)	100,000	*	100,000	3,112	3,112	0
Frontpoint Convertible Arbitrage Fund, LP	3,500,000	1.17	3,500,000	108,920	108,920	0
Grady Hospital(4)	85,000	*	85,000	2,645	2,645	0
Guardian Life Insurance Co.(4)	7,000,000	2.33	7,000,000	217,840	217,840	0
Guardian Pension Trust(4)	400,000	*	400,000	12,448	12,448	0
HFRCA Global Select Master Trust Account	190,000	*	190,000	5,912	5,912	0

						Number of
				Number of	Number of	Shares of
				Shares of	Shares of	Common
	Amount of	Percentage of	Amount of	Common	Common	Stock Upon
	Notes	Notes	Notes To	Stock	Stock That	Completion
	Beneficially	Beneficially	Be Sold ($)	Beneficially	May Be	of Offering
Selling Security Holder	Owned ($)	Owned	(1)	Owned (2)(3)	Sold (1)(3)	(1)
HFR CA Opportunity Mst. Trst(4)	454,000	*	454,000	14,128	14,128	0
HSBC Investments (USA) Inc. for the HSBC Multi-Strategy Arbitrage Fund(4)	1,000,000	*	1,000,000	31,120	31,120	0
Hallmark Convertible Securities Fund	40,000	*	40,000	1,244	1,244	0
Hawaiian Airlines Employees Pension Plan IAM	10,000	*	10,000	311	311	0
Hawaiian Airlines Pilots Retirement Plan	35,000	*	35,000	1,089	1,089	0
ICI American Holdings Trust	145,000	*	145,000	4,512	4,512	0
Independence Blue Cross(4)	480,000	*	480,000	14,937	14,937	0
Inflective Convertible Opportunity Fund I, L.P.	1,045,000	*	1,045,000	32,520	32,520	0
Inflective Convertible Opportunity Fund I, LTD.	3,500,000	1.17	3,500,000	108,920	108,920	0
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(4)	165,000	*	165,000	5,134	5,134	0
International Truck & Engine Corporation Retiree Health Benefit Trust(4)	85,000	*	85,000	2,645	2,645	0
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(4)	90,000	*	90,000	2,800	2,800	0
J.P. Morgan Securities Inc.(5)	1,500,000	*	1,500,000	46,736	46,680	56
Lyxor Convertible Arbitrage Fund(4)	642,000	*	642,000	19,979	19,979	0
Lyxor/Inflective Convertible Opportunity Fund Limited	1,003,000	*	1,003,000	31,213	31,213	0
Lyxor/Quest Fund Ltd.	2,000,000	*	2,000,000	62,240	62,240	0
Merrill Lynch Insurance Group	274,000	*	274,000	8,526	8,526	0
Microsoft Corporation(4)	275,000	*	275,000	8,558	8,558	0
Municipal Employees	133,000	*	133,000	4,138	4,138	0

						Number of
				Number of	Number of	Shares of
				Shares of	Shares of	Common
	Amount of	Percentage of	Amount of	Common	Common	Stock Upon
	Notes	Notes	Notes To	Stock	Stock That	Completion
	Beneficially	Beneficially	Be Sold ($)	Beneficially	May Be	of Offering
Selling Security Holder	Owned ($)	Owned	(1)	Owned (2)(3)	Sold (1)(3)	(1)
Municipal Employees Benefit Trust	189,000	*	189,000	5,881	5,881	0
New Orleans Firefighters Pension/Relief Fund	53,000	*	53,000	1,649	1,649	0
Nuveen Preferred and Convertible Fund JQC	3,495,000	1.17	3,495,000	108,764	108,764	0
Nuveen Preferred and Convertible Income Fund JPC	2,600,000	*	2,600,000	80,912	80,912	0
OCLC Online Computer Library Center Inc.	20,000	*	20,000	622	622	0
OCM Convertible Trust(4)	525,000	*	525,000	16,338	16,338	0
OCM Global Convertible Securities Fund(4)	80,000	*	80,000	2,489	2,489	0
Occidental Petroleum Corporation	196,000	*	196,000	6,099	6,099	0
Ohio Bureau of Workers Compensation	110,000	*	110,000	3,423	3,423	0
Partner Reinsurance Company Ltd.(4)	320,000	*	320,000	9,958	9,958	0
Policeman and Firemen Retirement System of the City of Detroit(4)	340,000	*	340,000	10,580	10,580	0
Pond Point Partners Master Fund, LTD.	1,000,000	*	1,000,000	31,120	31,120	0
Pro-Mutual	570,000	*	570,000	17,738	17,738	0
Putnam Convertible Income-Growth Trust(4)	6,000,000	2.00	6,000,000	186,720	186,720	0
Quest Global Convertible Master Fund Ltd.	500,000	*	500,000	15,560	15,560	0
Qwest Occupational Health Trust(4)	105,000	*	105,000	3,267	3,267	0
Qwest Pension Trust(4)	280,000	*	280,000	8,713	8,713	0
RBC Capital Markets(5)	2,500,000	*	2,500,000	77,800	77,800	0
RCG Baldwin LP(4)	750,000	*	750,000	23,340	23,340	0
RCG Halifax Master Fund, LTD(4)	750,000	*	750,000	23,340	23,340	0
RCG Latitude Master Fund, LTD(4)	2,750,000	*	2,750,000	85,580	85,580	0
RCG Multi Strategy Master Fund, LTD(4)	1,000,000	*	1,000,000	31,120	31,120	0
Ramius Capital Group(4)	1,000,000	*	1,000,000	31,120	31,120	0

						Number of
				Number of	Number of	Shares of
				Shares of	Shares of	Common
	Amount of	Percentage of	Amount of	Common	Common	Stock Upon
	Notes	Notes	Notes To	Stock	Stock That	Completion
	Beneficially	Beneficially	Be Sold ($)	Beneficially	May Be	of Offering
Selling Security Holder	Owned ($)	Owned	(1)	Owned (2)(3)	Sold (1)(3)	(1)
Ramius Master Fund LTD(4)	2,750,000	*	2,750,000	85,580	85,580	0
Sage Capital Management, LLC	500,000	*	500,000	15,560	15,560	0
Silver Convertible Arbitrage Fund, LDC	250,000	*	250,000	7,780	7,780	0
Silverback Conv Arb Master	10,000,000	3.33	10,000,000	311,200	311,200	0
State Employees’ Retirement Fund of the State of Delaware(4)	450,000	*	450,000	14,004	14,004	0
State of Oregon Equity	1,925,000	*	1,925,000	59,906	59,906	0
Susquehanna Capital Group(5)	3,000,000	1.00	3,000,000	93,360	93,360	0
Syngenta AG	135,000	*	135,000	4,201	4,201	0
TCW Group Inc.	4,730,000	1.58	4,730,000	147,197	147,197	0
The Grable Foundation(4)	54,000	*	54,000	1,680	1,680	0
The St. Paul Travelers Companies, Inc. — Commercial Lines(4)	600,000	*	600,000	18,672	18,672	0
Trustmark Insurance	220,000	*	220,000	6,846	6,846	0
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	8,000,000	2.67	8,000,000	248,960	248,960	0
UBS O’Connor LLC F/B/O O’Connor Global Arbitrage II Master Limited	3,000,000	1.00	3,000,000	93,360	93,360	0
UBS Securities LLC(5)	7,510,000	2.50	7,510,000	233,711	233,711	0
UnumProvident Corporation(4)	175,000	*	175,000	5,446	5,446	0
Vicis Capital Master Fund	12,000,000	4.00	12,000,000	373,440	373,440	0
Virginia Retirement System(4)	940,000	*	940,000	29,252	29,252	0
Waterstone Market Neutral MAC51, Ltd.	2,390,000	*	2,390,000	74,376	74,376	0
Waterstone Market Neutral Master Fund, Ltd.	9,312,000	3.10	9,312,000	289,789	289,789	0
Xavex Convertible Arbitrage 2 Fund	70,000	*	70,000	2,178	2,178	0
Xavex Convertible Arbitrage 5 Fund	1,000,000	*	1,000,000	31,120	31,120	0
Xavex Convertible Arbitrage 10 Fund	100,000	*	100,000	3,112	3,112	0
Unidentified Selling Security Holders	24,154,000	8.05	24,154,000	751,709 (6)	751,709 (6)	0

Total	300,000,000	100	300,000,000	9,335,944	9,336,000	56

*	Less than 1%

(1)	Because a selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate can not be given as to the number or percentage of notes and common stock that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully convert the notes for cash and shares of our common stock and that the selling security holders will sell all shares of our common stock that they received pursuant to such conversion.

(2)	Includes shares of common stock issuable upon conversion of the notes.

(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming (i) that the notes are worth $600,000,000 at the time of conversion, with the $300,000,000 principal amount paid in cash and the remaining $300,000,000 paid in shares of our common stock and (ii) the conversion of the full amount of notes held by such holder at the conversion rate of 31.1200 shares per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $32.14. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Price Adjustments”. Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. As a result of the Company’s two for one stock split paid on December 8, 2005, effective as of December 2, 2005, the initial conversion rate of the notes of 15.5600, which was equivalent to a conversion price of approximately $64.27 per share of common stock, was changed to 31.1200 shares of common stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $32.14 per share of common stock. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post- effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

(5)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933. Please see “Plan of Distribution” for required disclosure regarding these selling security holders.

(6)	Due to the effects of rounding, does not equal exactly 31.1200 shares per $1,000 principal amount of the notes.

     Selling security holders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (i) did not acquire its notes or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.
          Investing in the notes involves risks. See “Risk Factors” beginning on page 6 of the prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 27, 2006